Exhibit 99.1

SAIC Announces Second Quarter of Fiscal Year 2018 Results

Book-to-bill ratio of approximately 2.0
Revenues: $1.1 billion
Diluted earnings per share: $0.80
Net income: $36 million
EBITDA(1) as a % of revenues: 6.5%
Cash flows used in operating activities: $35 million

RESTON, VA, September 7, 2017—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the second quarter ended August 4, 2017.

“Results for SAIC’s second quarter of fiscal year 2018 reflect near term margin challenges but positive forward indicators are encouraging as the company executes its long term strategy in alignment with market demands,” said SAIC CEO Tony Moraco. “With revenue stability in the quarter and exceptional business development performance resulting in the largest bookings quarter in our history, I am confident about the future while taking actions to address near term profitability headwinds.”

Second Quarter of Fiscal Year 2018: Summary Operating Results

	Three Months Ended				Six Months Ended
	August 4, 2017	Percent change		August 5, 2016	August 4, 2017	Percent change		August 5, 2016
	(in millions, except per share amounts)
Revenues	$1,078	(2%)		$1,095	$2,181	(6%)		$2,310
Operating income	59	(16%)		70	122	(10%)		136
Operating income as a percentage of revenues	5.5%	-90	bps	6.4%	5.6%	-30	bps	5.9%
Adjusted operating income(1)	59	(19%)		73	122	(16%)		146
Adjusted operating income as a percentage of revenues	5.5%	-120	bps	6.7%	5.6%	-70	bps	6.3%
Net income	36	(3%)		37	85	21%		70
EBITDA(1)	70	(15%)		82	143	(12%)		163
EBITDA as a percentage of revenues	6.5%	-100	bps	7.5%	6.6%	-50	bps	7.1%
Adjusted EBITDA(1)	70	(18%)		85	143	(16%)		171
Adjusted EBITDA as a percentage of revenues	6.5%	-130	bps	7.8%	6.6%	-80	bps	7.4%
Diluted earnings per share	$0.80	(1%)		$0.81	$1.88	24%		$1.52
Cash flows (used in) provided by operating activities	$(35)	(252%)		$23	$53	(9%)		$58
Free cash flow(1)	$(38)	(300%)		$19	$46	(8%)		$50

Revenues for the quarter decreased $17 million, or 2%, compared to the prior year quarter primarily due to completion of contracts ($37 million), including the loss of an IT integration contract supporting the Department of Homeland Security (DHS) ($13 million), and other net contract declines across our portfolio ($21 million). These decreases were partially offset by higher revenue on new information technology contracts supporting the U.S. Army and federal civilian agencies ($30 million) and higher revenue on platform integration programs ($11 million). The Company’s internal revenue contraction(1) for the second quarter was 1.4%.

(1) Non-GAAP measure, see Schedule 5 for information about this measure.

Operating income as a percentage of revenues decreased to 5.5% of revenues, compared to 6.4% for the prior year quarter, primarily due to lower contract profitability largely driven by prior year write-ups on programs supporting federal civilian agencies, lower profitability on re-competed supply chain management contracts and higher severance and facility expense.

Net income for the quarter decreased $1 million from the comparable prior year period primarily due to lower operating income partially offset by lower income tax expense as a result of the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting ($4 million). Based on the required adoption of the new standard we recognized the excess tax benefits related to employee share-based payments as a reduction to income tax expense rather than as previously recorded to additional paid in capital in equity. Net income was also positively impacted by lower interest expense as a result of the refinancing of our debt in the third quarter of the prior fiscal year.

EBITDA(1) as a percentage of revenues for the quarter was 6.5%, compared to 7.5% for the prior year quarter, which was impacted by lower contract profitability largely driven by prior year write-ups on programs supporting federal civilian agencies, lower profitability on supply chain management contracts and higher severance and facility expense.  These drivers were partially offset by the absence of acquisition and integration costs in the current period.

Diluted earnings per share was $0.80 for the quarter. Diluted earnings per share was impacted by the accounting change related to ASU 2016-09 by $0.09. The weighted-average diluted shares outstanding during the quarter was 44.7 million shares.

Cash Generation and Capital Deployment

Total cash flows used by operating activities for the second quarter were $35 million. The $58 million decrease in cash provided by operating activities compared to the prior year period was primarily due to a government customer payment system issue ($45 million). Subsequent to the end of the quarter the payment system issue was resolved and the cash collected.  Also contributing to the decrease in cash provided by operating activities were strong customer collections in the prior year period ($34 million), which were partially offset by lower payments for income taxes ($11 million), prior year working capital investments in U.S. Marine Corps platform integration and IT services programs ($11 million) and excess tax benefits for stock based compensation in the current year quarter ($4 million).

During the quarter SAIC deployed $51 million of capital, consisting of $37 million in plan share repurchases (510 thousand shares) under SAIC’s previously announced share repurchase program, and $14 million in cash dividends.

New Business Awards

Net bookings for the quarter were approximately $2.1 billion, which reflects a book-to-bill ratio of approximately 2.0. Bookings were substantially comprised of re-compete awards during the quarter. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $9.2 billion of which $1.8 billion was funded.

SAIC was awarded the following contracts during the quarter:

Notable Protect Awards (maintaining our existing contract base):

U.S. Central Command: The General Services Administration (GSA) Federal Systems Integration and Management Center (FEDSIM) awarded SAIC a U.S. Central Command (USCENTCOM) Command, Control, Communications, and Computers Enterprise Support (C4ES) task order to continue to provide information technology (IT) support services to the J6 Directorate. The single-award contract has a one-year base period of performance, four one-year options, and two one-year performance-based term periods. The total contract value is approximately $621 million, if all options are exercised.

U.S. Army Software Engineering Directorate: The GSA, on behalf of the Army Software Engineering Directorate (SED), awarded SAIC the Virtual, Interactive, and Multimedia, System Engineering Services (VSES) task order to continue to provide systems engineering and computer resource engineering support to the SED, the Aviation and Missile Research, Development, and Engineering Center (AMRDEC) and the Army Research, Development and Engineering Command (USA RDECOM). The task order has a one-year period of performance, four one-year options, and a total contract value of more than $404 million, if all options are exercised.

(1) Non-GAAP measure, see Schedule 5 for information about this measure.

Notable Expand Awards (selling new services to existing customers):

NASA GSFC Omnibus Multidisciplinary Engineering Services: The National Aeronautics and Space Administration (NASA) awarded SAIC a new single-award, indefinite-delivery, indefinite-quantity (IDIQ) contract to provide multidiscipline engineering support services to the Goddard Space Flight Center in Greenbelt, Maryland. The NASA Omnibus Multidiscipline Engineering Services (OMES) II contract covers engineering support to Goddard’s Applied Engineering and Technology Directorate (AETD). SAIC will provide engineering services for the study, design, systems engineering, development, fabrication, integration, testing, verification, and operation of spaceflight, airborne, and ground system hardware and software, including development and validation of new technologies to enable future space and science missions. The contract has a five-year base period of performance and an award ceiling of $620 million.

U.S. Navy - Space and Naval Warfare Systems Command (SPAWAR): SAIC was awarded a new IDIQ prime contract for Automated Digital Network System (ADNS) – Increment III production units and related supplies by SPAWAR to provide technical support services for the Tactical Wide Area Network (WAN) component of the naval communications system, providing surface ship, submarine, airborne, tactical-shore and shore-based WAN gateway services management. The multiple-award contract has an eight-year period of performance and a total potential contract value of more than $492 million for all awardees. SAIC is one of four awardees.

NASA Joint Operations: NASA awarded SAIC two contracts for development, sustainment, and maintenance of IT software, systems, and support for the Flight Operations Directorate at NASA’s Johnson Space Center in Houston, Texas. One contract is a single-award contract with a two-year base period of performance, a two-year option, and a one-year option to extend with a total value, if all options are exercised, of $25 million.  The second contract is a new, multiple-award IDIQ contract with a two-year base period of performance and an ordering period through September of 2022 with a total contract value of $135 million for all five awardees.

National Institute of Mental Health (NIMH): The NIMH awarded SAIC a task order to provide support to the full range of IT services necessary for the centralized planning, implementation, and management of the NIMH technology environment. The NIMH Software Development and IT Services single-award task order has a one-year base period of performance, four one-year options, and a total award value of approximately $48 million, if all options are exercised.

Webcast Information

SAIC management will discuss operations and financial results in an earnings conference call beginning at 5 p.m. Eastern time on September 7, 2017. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.

About SAIC

SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

Contacts

Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com

Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2017	August 5, 2016	August 4, 2017	August 5, 2016
(in millions, except per share amounts)
Revenues	$1,078	$1,095	$2,181	$2,310
Cost of revenues	979	986	1,986	2,084
Selling, general and administrative expenses	40	39	73	90
Operating income	59	70	122	136
Interest expense	10	12	21	26
Income before income taxes	49	58	101	110
Provision for income taxes	(13)	(21)	(16)	(40)
Net income	$36	$37	$85	$70
Weighted-average number of shares outstanding:
Basic	43.6	44.7	43.7	44.9
Diluted	44.7	46.0	45.1	46.2
Earnings per share:
Basic	$0.83	$0.83	$1.95	$1.56
Diluted	$0.80	$0.81	$1.88	$1.52
Cash dividends declared and paid per share	$0.31	$0.31	$0.62	$0.62

Schedule 2:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(Unaudited)

	August 4, 2017	February 3, 2017
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$140	$210
Receivables, net	639	539
Inventory, prepaid expenses and other current assets	113	152
Total current assets	892	901
Goodwill	863	863
Intangible assets, net	189	200
Property, plant, and equipment, net	57	60
Other assets	18	18
Total assets	$2,019	$2,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$420	$432
Accrued payroll and employee benefits	156	158
Long-term debt, current portion	58	25
Total current liabilities	634	615
Long-term debt, net of current portion	1,006	1,022
Other long-term liabilities	54	51
Total equity	325	354
Total liabilities and equity	$2,019	$2,042

Schedule 3:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended		Six Months Ended
	August 4, 2017	August 5, 2016	August 4, 2017	August 5, 2016
	(in millions)
Cash flows from operating activities:
Net income	$36	$37	$85	$70
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12	12	22	28
Stock-based compensation expense	7	8	15	18
Excess tax benefits from stock-based compensation	-	(5)	-	(9)
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(57)	41	(100)	(20)
Inventory, prepaid expenses and other current assets	15	(17)	38	(19)
Other assets	(1)	(1)	-	(1)
Accounts payable and accrued liabilities	(24)	(31)	(8)	(5)
Accrued payroll and employee benefits	(24)	(21)	(2)	(4)
Other long-term liabilities	1	-	3	-
Net cash (used in) provided by operating activities	(35)	23	53	58
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(3)	(4)	(7)	(8)
Net cash used in investing activities	(3)	(4)	(7)	(8)
Cash flows from financing activities:
Dividend payments to stockholders	(14)	(13)	(28)	(27)
Principal payments on borrowings	-	(11)	(9)	(26)
Issuances of stock	1	1	3	2
Stock repurchased and retired or withheld for taxes on equity awards	(40)	(41)	(105)	(88)
Excess tax benefits from stock-based compensation	-	5	-	9
Disbursements for obligations assumed from Scitor acquisition	-	(1)	(2)	(3)
Proceeds from borrowings	25	-	25	-
Net cash flows used in financing activities	(28)	(60)	(116)	(133)
Total decrease in cash, cash equivalents and restricted cash	(66)	(41)	(70)	(83)
Cash, cash equivalents and restricted cash at beginning of period	214	167	218	209
Cash, cash equivalents and restricted cash at end of period	$148	$126	$148	$126

Schedule 4:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

BACKLOG

(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	August 4, 2017	May 5, 2017	February 3, 2017
	(in millions)
Funded backlog	$1,805	$1,790	$1,811
Negotiated unfunded backlog	7,436	6,406	6,209
Total backlog	$9,241	$8,196	$8,020

Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES

(Unaudited)

This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

Internal revenue growth

	Three Months Ended	Six Months Ended
	August 4, 2017
	(in millions)
Prior year period's revenues, as reported	$1,095	$2,310
Prior year period's revenues performed by former Parent	(2)	(6)
Estimated impact of 53rd week	-	(88)
Revenues of acquired business for the pre-acquisition prior year period	-	-
Prior year period's revenues, as adjusted	1,093	2,216
Current year revenues, as reported	1,078	2,181
Internal revenue growth (contraction)(1)	$(15)	$(35)
Internal revenue growth (contraction) percentage	(1.4%)	(1.6%)

We utilize internal revenue growth (or internal revenue contraction if negative) to evaluate revenue growth. Internal revenue growth is calculated by comparing our reported revenues for the current year to the reported revenues for the prior year comparable period adjusted to include any pre-acquisition historical revenues of acquired businesses. We also adjust current and prior year revenue to exclude the impact of revenue performed by our former parent company, Leidos Holdings, Inc. (“former Parent”) since revenues on pre-separation joint work are recorded equal to cost and are expected to decline over time. For fiscal 2017, a 53-week fiscal year, we have also adjusted revenue to exclude the estimated impact of the additional week in order to facilitate comparison to the current year period. We estimate the revenue impact of the additional week by dividing the first quarter fiscal 2017 revenues by the number of days in the first quarter and multiplying that amount by the number of additional days in the first quarter of fiscal 2017. We believe that adjusting prior year revenues to reflect the impact of the additional week improves comparability since differences in the number of days generally have a direct impact on the amount of revenues earned during the respective periods. We believe that internal revenue growth provides management and investors with useful information in assessing trends on how successful the Company has been in growing revenues as we develop our base business and access new markets and capabilities provided by acquisitions.

(1) Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

EBITDA, Adjusted EBITDA and Adjusted operating income

	Three Months Ended		Six Months Ended
	August 4, 2017	August 5, 2016	August 4, 2017	August 5, 2016
	(in millions)

Net income	$36	$37	$85	$70
Interest expense	10	12	21	26
Provision for income taxes	13	21	16	40
Depreciation and amortization	11	12	21	27
EBITDA(1)	70	82	143	163
EBITDA as a percentage of revenues	6.5%	7.5%	6.6%	7.1%
Acquisition and integration costs	-	3	-	10
Depreciation included in acquisition and integration costs	-	-	-	(2)
Adjusted EBITDA(1)	$70	$85	$143	$171
Adjusted EBITDA as a percentage of revenues	6.5%	7.8%	6.6%	7.4%

Operating income	$59	$70	$122	$136
Operating income as a percentage of revenues	5.5%	6.4%	5.6%	5.9%
Acquisition and integration costs	-	3	-	10
Adjusted operating income(1)	$59	$73	$122	$146
Adjusted operating income as a percentage of revenues	5.5%	6.7%	5.6%	6.3%

EBITDA is a performance measure that is calculated by taking net income and excluding interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance as they relate to the Company’s significant acquisition of Scitor. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1) Non-GAAP measure, see above for definition.

Schedule 5 (continued):

SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

NON-GAAP FINANCIAL MEASURES (continued)

(Unaudited)

Free Cash Flow

	Three Months Ended		Six Months Ended
	August 4, 2017	August 5, 2016	August 4, 2017	August 5, 2016
	(in millions)
Cash flows (used in) provided by operating activities	$(35)	$23	$53	$58
Expenditures for property, plant, and equipment	(3)	(4)	(7)	(8)
Free cash flow(1)	$(38)	$19	$46	$50

Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1) Non-GAAP measure, see above for definition.